EXHIBIT 99.1
Applied Industrial Technologies Reports
Fiscal 2010 Third Quarter Results
CLEVELAND, Ohio, April 22, 2010 — Applied Industrial Technologies (NYSE: AIT) today reported sales and earnings for its fiscal 2010 third quarter, ended March 31, 2010.
Net sales for the third quarter increased 7.6% to $486,141,000 compared to $451,647,000 in the same period last year. Net income for the quarter increased 43% to $16,525,000 or $0.39 per share compared to $11,560,000 or $0.27 per share last year.
For the nine months ended March 31, 2010, sales were $1,370,137,000 compared to $1,497,965,000 in the same period last year. Net income was $38,199,000 or $0.89 per share compared to $50,290,000 or $1.17 per share, last year.
Commenting on the Company’s performance, Applied Chairman & Chief Executive Officer David L. Pugh said, “We were very pleased to see a return to growth and increasing profitability in the quarter. While the comparables were relatively easy, it is still encouraging to see broad-scale activity in the industries we serve. As we talk with our customers and our suppliers, we are cautiously optimistic for moderate economic recovery through the remainder of our fiscal year.
“Even with our sales improvement, we are continuing to focus on the fundamentals of our business with tight cost control and asset management. Our asset management effort is an example of the process improvements we have made during the recession that will be beneficial to our business going forward. During the quarter, our balance sheet showed good improvement as our efforts to reduce inventories and to manage receivables helped us generate strong cash flow.
“For fiscal 2010, we are raising our guidance and now expect earnings per share to be in the range of $1.18 to $1.33 on sales of $1.85 billion to $1.90 billion.” Previously, the Company’s guidance was for earnings per share of $0.95 to $1.25 on sales of $1.75 to $1.85 billion.
During the quarter, the Company purchased 117,000 shares of its common stock in open market transactions for $2.74 million. At March 31, 2010, the Company had remaining authorization to repurchase 880,100 additional shares.

Applied will host its conference call for investors and analysts at 2 p.m. ET today, Thursday, April 22. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Benjamin J. Mondics and Vice President & CFO Mark O. Eisele. To join the call, dial 1-888-517-2458 (for US/Canada callers) or 1-847-413-3538 (for International callers) prior to the scheduled start using passcode 8221480. A live audio webcast can be accessed online at www.Applied.com. A replay of the teleconference will be available for two weeks by dialing 1-888-843-8996 or 1-630-652-3044 using passcode 8221480.
With approximately 460 facilities and 4,600 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2009, Applied posted sales of $1.9 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “expect” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net Sales	$486,141	$451,647	$1,370,137	$1,497,965
Cost of sales	355,785	329,401	1,007,432	1,094,192

	130,356	122,246	362,705	403,773
Selling, distribution and administrative, including depreciation	103,319	101,227	299,124	316,572

Operating Income	27,037	21,019	63,581	87,201
Interest expense, net	1,374	1,183	3,921	3,170
Other (income) expense, net	(397)	83	(642)	3,123

Income Before Income Taxes	26,060	19,753	60,302	80,908
Income Tax Expense	9,535	8,193	22,103	30,618
Net Income	$16,525	$11,560	$38,199	$50,290

Net Income Per Share — Basic	$0.39	$0.27	$0.90	$1.19

Net Income Per Share — Diluted	$0.39	$0.27	$0.89	$1.17

Average Shares Outstanding — Basic	42,321	42,244	42,298	42,292

Average Shares Outstanding — Diluted	42,902	42,662	42,812	42,800

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1)
Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

Applied began a planned effort to reduce excess inventories in July of 2009 and we estimate that certain U.S. inventories will be reduced during fiscal 2010. These reductions will result in the liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years. As a result, a LIFO benefit reduced our cost of goods sold by $4.8 million in the third quarter and by $7.3 million for the nine months ended March 31, 2010, equating to a $0.07 and a $0.11 earnings per share benefit, respectively. The overall LIFO reserves were reduced by the same amounts.

If inventory levels had remained constant with the June 30, 2009 levels, instead of recording the benefit as described in the above paragraph, the Company would have recorded LIFO expense of $4.8 million in the three months and $12.3 million for the nine months ended March 31, 2010.

The overall impact of LIFO layer liquidations during the three and nine months ended March 31, 2010, increased gross profit by $9.6 million and $19.6 million, respectively. There were no comparable LIFO layer liquidations recorded for the prior year periods ended March 31, 2009.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2010	2009

Assets
Cash and cash equivalents	$156,266	$27,642
Accounts receivable, less allowances of $6,561 and $6,464	238,713	198,792
Inventories	174,330	254,690
Other current assets	21,179	44,470

Total current assets	590,488	525,594
Property, net	58,200	62,735
Intangibles, net	88,505	95,832
Goodwill	63,230	63,108
Other assets	66,284	62,059

Total Assets	$866,707	$809,328

Liabilities
Accounts payable	$97,421	$80,655
Short-term debt	75,000	5,000
Other accrued liabilities	100,210	70,901

Total current liabilities	272,631	156,556
Long-term debt		75,000
Other liabilities	61,195	69,670

Total Liabilities	333,826	301,226

Shareholders’ Equity	532,881	508,102

Total Liabilities and Shareholders’ Equity	$866,707	$809,328

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Nine Months Ended
	March 31,
	2010	2009

Cash Flows from Operating Activities
Net income	$38,199	$50,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,613	9,622
Amortization of intangibles	7,555	6,952
Share-based compensation	3,978	3,582
Gain on sale of property	(104)	(215)
Treasury shares contributed to employee benefit and deferred compensation plans	200	336
Changes in assets and liabilities, net of acquisitions	97,079	(14,864)
Other, net	500	(1,204)

Net Cash provided by Operating Activities	156,020	54,499

Cash Flows from Investing Activities
Property purchases	(4,163)	(5,377)
Proceeds from property sales	443	416
Net cash paid for acquisition of businesses, net of cash acquired	(100)	(172,170)

Net Cash used in Investing Activities	(3,820)	(177,131)

Cash Flows from Financing Activities
Net short-term (repayments) borrowings under revolving credit facility	(5,000)	50,000
Borrowings under revolving credit facility classified as long-term		50,000
Purchase of treasury shares	(2,738)	(1,210)
Dividends paid	(19,054)	(19,037)
Excess tax benefits from share-based compensation	1,383	308
Exercise of stock options and appreciation rights	873	269
Other		(1,119)

Net Cash (used in) provided by Financing Activities	(24,536)	79,211

Effect of Exchange Rate Changes on Cash	960	(10,193)

Increase (decrease) in cash and cash equivalents	128,624	(53,614)
Cash and cash equivalents at beginning of period	27,642	101,830

Cash and Cash Equivalents at End of Period	$156,266	$48,216